                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                PS GROUP, INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:




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NEWS RELEASE

[LOGO OF PS GROUP INC.]

FOR IMMEDIATE RELEASE
---------------------

PS GROUP, INC. REPORTS OPERATING RESULTS FOR THE YEAR-END AND FOURTH QUARTER OF 1995

SAN DIEGO, CA, MARCH 1, 1996 -- PS Group, Inc. (NYSE Symbol: PSG) recorded income from continuing operations for the year 1995 of $3.0 million - $.50 per share - compared to a loss from continuing operations of $4.6 million - $(.76) per share - for the year 1994. 1994 results also reflected a net gain of $11.8 million - $1.95 per share - from discontinued operations (operating losses offset by disposition gain on sale of the travel agency and metallic waste recycling businesses). 1995 results were not affected by discontinued operations. Results for 1994 including the discontinued operations were net income of $7.2 million - $1.19 per share.

Both 1995 and 1994 results from continuing operations had unusual items. 1995 includes an after-tax loss of $1.1 million - $(.18) per share - from the sale of two 747-100SF aircraft in the second quarter of 1995. Results for 1994 were negatively effected by fourth quarter after-tax charges of $4.2 million - $(.70) per share - for the write-down of the two 747's sold in 1995 and $3.0 million - $(.48) per share - for the settlement of class action litigation. Results for 1994 also included a net after-tax charge of $.2 million - $(.03) per share - for cancellation of employment contracts with former PSG officers which was partially offset by the increased value of marketable securities and a favorable settlement of a disputed interest in an oil well.

Results for the fourth quarter 1995 were income from continuing operations of $.9 million - $.15 per share - compared to a loss from continuing operations of $6.7 million - $(1.10) per share - in 1994's fourth quarter. Results from continuing operations for 1994 included the aircraft write-down and the settlement of litigation mentioned above. 1994's fourth quarter results reflected a net gain on disposition from the discontinued operations of $2.5 million - $.41 per share. With the discontinued operations, fourth quarter 1994 results were a net loss of $4.2 million - $(.69) per share.

Fourth quarter and the year 1995 results for the parent company, PSG, which includes the leasing activity, were improved versus 1994 (excluding the 747 write-down and the settlement of the securities litigation) primarily due to lower expenses. The increased revenues in 1995 were generated by PS Trading
(PST), PSG's fuel sales and distribution subsidiary, as a result of increased marketing efforts by PST's wholesale fuel marketing division. While PST's net income for the fourth quarter and the year 1995 was less than 1994, the 1995 fourth quarter net income exceeded the average of previous quarters in 1995. Statex, PSG's oil and gas production and development subsidiary, recorded lower net income in 1995 versus 1994 due to lower production, plus 1994 included the oil well settlement referred to above.

Usage of tax benefit carryforwards
----------------------------------

PSG has significant federal tax net operating loss carryforwards and investment tax credit carryforwards. Certain federal tax regulations could severely limit future usage of these tax benefits. These limitations would apply if there were a "calculated" 50% stock ownership change over a three year period. The change in ownership calculation, which is complex, is heavily influenced by changes in shares held by owners of 5% or more of PSG stock. While a 50% stock ownership change has not occurred (estimated cumulative change is in excess of 35% as of December 31, 1995; this estimated calculation reflects a Schedule 13G dated February 9, 1996 and filed with the Securities and Exchange Commission (SEC) by Donaldson, Lufkin & Jenrette Securities Corporation and certain affiliated entities reflecting beneficial ownership for purposes of the federal securities laws of approximately 7.7% of PSG's shares), future ownership changes, primarily involving present or future holders of 5% or more of PSG's shares, could result in a "calculated" ownership change. Generally, PSG has no control of purchases or sales by investors who acquire 5% or more of PSG shares. PSG has filed with the SEC a preliminary proxy statement/prospectus covering a proposed reorganization, to be voted on by shareholders at the yet-to-be scheduled 1996 Annual Meeting, which would impose share transfer restrictions to help preserve PSG's substantial tax benefits. This press release does not constitute an offering of the securities of the new holding company. Such offering will be made under the federal securities laws only pursuant to the definitive version, declared effective by the SEC, of the proxy statement/prospectus to be distributed in connection with the 1996 Annual Meeting.

                                PS GROUP, INC.
                 UNAUDITED CONSOLIDATED SUMMARY OF OPERATIONS
                    (In thousands except per share amounts)

                                                        Three Months Ended  Twelve Months Ended
                                                           December 31,        December 31,
                                                        ------------------  -------------------
                                                          1995     1994       1995      1994
                                                        -------- ---------  --------  ---------
Continuing operations:
 Revenues ...........................................    $45,242  $36,354    $167,004 $125,448
 Costs and expenses..................................     43,713   47,122     161,761  132,629
                                                        --------  -------     -------  --------
 Income (loss) from continuing operations
     before taxes....................................      1,529  (10,768)      5,243   (7,181)
 Provision (credit) for taxes .......................        622   (4,115)      2,211   (2,599)
                                                        --------  -------     -------  --------
 Income (loss) from continuing operations............        907   (6,653)      3,032   (4,582)
                                                        --------  -------     -------  --------
Discontinued operations, net of tax:
 Loss from operations................................                                   (3,503)
 Gain on disposition ................................               2,478               15,321
                                                                  -------             --------
                                                                    2,478               11,818
                                                        -------- --------    -------  --------
  Net income (loss)..................................    $   907  $(4,175)   $ 3,032  $  7,236
                                                        ======== ========   ========  ========
Net income (loss) per share:
 Continuing operations ..............................    $   .15  $ (1.10)  $    .50  $   (.76)
 Loss from operations of discontinued operations.....                                     (.58)
 Gain on disposition of discontinued operations......                 .41                 2.53
                                                        --------  -------     -------  --------
    Net income (loss) per share .....................    $   .15 $  ( .69)  $    .50  $   1.19
                                                        ======== ========   ========  ========
Shares used in determination of
  net income (loss) per share........................      6,068    6,067      6,068     6,067
                                                        ======== ========   ========  ========

          CONTACT: LAWRENCE A. GUSKE, PS GROUP, INC., (619) 642-2982

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